TRIAD INDUSTRIES, INC.
                     (Formerly RB Capital & Equities, Inc.)
                 Notes to the Consolidated Financial Statements
                 For the Years Ended December 31, 2000 and 1999





                       350 E Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465
                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          ( A Professional Corporation)


Armando C. Ibarra,
C.P.A. Members of the
California Society of
Armando Ibarra, Jr.,
C.P.A.
Certified Public Accountants



To the Board of Directors
Triad Industries, Inc.
(Formerly RB Capital & Equities, Inc.)
350 West 9th Avenue, Suite A
Escondido, Ca. 92025



We have audited the accompanying consolidated balance sheets of Triad Industries, Inc. (Formerly RB Capital & Equities, Inc.) as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes to shareholders equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triad Industries, Inc. (Formerly RB Capital & Equities, Inc.) and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



__________________________________
ARMANDO C. IBARRA, C.P.A. - APC


March 27, 2001
San Diego, California






                            TRIAD INDUSTRIES, INC.
                    (Formerly RB Capital & Equities, Inc.)
                          Consolidated Balance Sheets
                       As of December 31, 2000 and 1999
                                    ASSETS
                                  2000          1999
CURRENT ASSETS
Cash                           $   54,384   $   43,236
Accounts receivable                49,681       90,681
Accounts receivable
medical clinic (see note 2r)    1,586,182            -
Marketable securities              81,755      454,460
Impound account                    12,610        4,062
Assets held for sale            1,075,858    1,202,095
Deferred tax benefit              569,657      367,300
Total Current Assets            3,430,127    2,161,833
NET PROPERTY & EQUIPMENT        3,356,160    3,386,717
OTHER ASSETS
Note receivable                   254,554      254,554
Investment in securities
available for sale                506,612      175,000
Gift certificates                       -        6,000
Net loan fees                      91,527       71,889
Total Other Assets                852,693      507,443
TOTAL ASSETS                   $7,638,981   $6,055,993



                            TRIAD INDUSTRIES, INC.
                    (Formerly RB Capital & Equities, Inc.)
                          Consolidated Balance Sheets
                       As of December 31, 2000 and 1999
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                                        2000            1999
CURRENT LIABILITIES
Accounts payable                  $    84,675    $    20,963
Loans payable                         277,433         90,715
Line of credit                         30,160         25,121
Greentree lease                           224          1,655
Taxes payable                           6,251         16,855
Security deposits                      47,259         39,865
Notes payable on
assets held for sale                  787,649        918,966
Trust deeds and
mortgages - Std                       372,905      2,782,500
Property tax liability                      -              -
Total Current Liabilities           1,606,556      3,896,639
LONG-TERM LIABILITIES
Trust deeds and mortgages - Ltd     2,663,745              -
Total Long-Term Liabilities         2,663,745              -
TOTAL LIABILITIES                   4,270,301      3,896,639
STOCKHOLDERS' EQUITY
Preferred stock ($1.00 par
value, 10,000,000 shares
authorized 850,000 shares
issued and outstanding for
for December 2000 and
1999, respectively)                   850,000        850,000
Common stock ($0.001 par
value, 50,000,000 shares
authorized 8,658,303 and
6,403,418 shares issued and
outstanding for December
2000 and 1999, respectively)            8,658          6,403
Additional paid-in capital          3,644,874      2,044,991
Stock subscription receivable         (62,500)       (62,500)
Comprehensive loss                    (27,122)             -
Retained earnings                  (1,045,230)      (679,540)
Total Stockholders' Equity          3,368,680      2,159,354
TOTAL LIABILITIES
& STOCKHOLDERS' EQUITY            $ 7,638,981    $ 6,055,993





                            TRIAD INDUSTRIES, INC.
                    (Formerly RB Capital & Equities, Inc.)
                    Consolidated Statements of Operations
            For the Twelve Months Ended December 31, 2000 and 1999
                                             2000            1999
REVENUES
Consulting income                        $   423,405    $   435,052
Medical fee income                           650,717              -
Rental income                                709,552        529,273
Costs of revenues                           (244,101)      (179,886)
GROSS PROFIT                               1,539,573        784,438
OPERATING COSTS
Bad debt expense                             331,096          5,637
Depreciation                                 163,241        208,473
Administrative expenses                    1,123,393      1,024,358
Total Operating Costs                      1,617,730      1,238,468
NET OPERATING (LOSS)                         (78,157)      (454,030)
OTHER INCOME & (EXPENSES)
Interest income                                1,249          6,723
Other income                                       -         27,806
Other expenses                                     -           (149)
Net realized gain on sale o
f marketable securities                      101,209         64,141
Unrealized (loss) on valuation
of marketable securities                           -       (371,346)
Mortgage refinancing                               -        441,000
Disposition of stock                               -       (250,000)
Net gain / (loss) on disposable assets        18,108       (142,993)
Late charges                                     708             43
Utility Charges                                1,407            782
Fee income                                       201          1,210
Interest expense                            (598,800)      (403,168)
Total Other Income & Expenses               (475,918)      (625,951)
NET (LOSS) BEFORE TAXES                     (554,075)    (1,079,980)
INCOME TAX (PROVISION) / BENEFIT             188,386        367,300
NET (LOSS)                               $  (365,689)   $  (712,680)
BASIC EARNINGS (LOSS) PER SHARE          $     (0.05)   $     (0.14)
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                  7,378,445      5,055,774
DILUTED EARNINGS (LOSS) PER SHARE        $     (0.04)   $     (0.11)
WEIGHTED AVERAGE OF DILUTED
COMMON SHARES OUTSTANDING                  9,078,445      6,276,048


                              TRIAD INDUSTRIES, INC.
                      (Formerly RB Capital & Equities, Inc.)
              Consolidated Statement of Comprehensive Income (Loss)
                  For the Twelve Months Ended December 31, 2000
                                                   For Year
                                                     Ended
                                                  December 31,
                                                       2000
Net Income (Loss) - Net of Tax                    $(365,689)
Other Comprehensive (Loss) :
Unrealized gain (loss) on securities                (41,093)
Total Other Comprehensive (Loss)                    (41,093)
Comprehensive Income (Loss) Before Income Taxes   $ (41,093)
Income Taxes (Provision) / Benefit
Related to Items of Comprehensive Income             13,971
Comprehensive Income (Loss)                       $ (27,122)


      TRIAD INDUSTRIES, INC.
       (Formerly RB Capital & Equities, Inc.)
          From December 31, 1997 to December 31, 2000

                                   PreferredPreferred   Common     Common
                                    Shares    Stock     Shares     Stock
 Balance, December 31, 1997                            2,339,529   $ 2,340

Common stock issued June 17,1998
for securities valued @ $1.07 per share                   13,200        13

Common stock issued June 17, 1998 for
securities valued @ $.90066 per share                     60,000        60

Common stock issued June 17, 1998
for securities valued @ $.084 per share                   15,000        15

Common stock issued June 17, 1998
for note payable @ $.334 per share                        30,480        30

Common stock issued June 17, 1998
for securities valued @ $.334 per share                  135,000       135

Common stock issued June 17, 1998
for services (officers) valued @ $.334
per share                                                300,000       300

Common stock issued November 4,
1998 for subscription receivable
 @ $.166 per share                                       375,000       375

Common stock issued December 31, 1998
for note payable @ $.3234 per share                       18,750        19

Common stock issued December 31, 1998
for management fees @ $.334 per share                     60,759        61

Common stock issued December 31, 1998
for note payable @ $.334 per share                        60,486        60

Common stock issued December 31,1998
for securities valued @ $.206 per share                  225,000       225

Contributed capital

Net loss for the year ended
December 31,1998
Balance, December 31, 1998                             3,633,204     3,633













                                    Additional  Stock              Comprehensive
                                    Paid-In   Subscription  Retained   Income
                                       Capital  Receivable  Earnings     (Loss)
Balance, December 31, 1997            $   633,096  $ -    $ -      $   732,262

Common stock issued June 17,1998
for securities valued @ $1.07 per share    14,096

Common stock issued June 17, 1998 for
securities valued @ $.90066 per share      53,940

Common stock issued June 17, 1998
for securities valued @ $.084 per share     1,235

Common stock issued June 17, 1998
for note payable @ $.334 per share         10,131

Common stock issued June 17, 1998
for securities valued @ $.334 per share    44,865

Common stock issued June 17, 1998
for services (officers) valued @ $.334
per share                                  99,700

Common stock issued November 4,
1998 for subscription receivable
@ $.166 per share                          62,125 (62,500)

Common stock issued December 31, 1998
for note payable @ $.3234 per share         6,031

Common stock issued December 31, 1998
for management fees @ $.334 per share      20,192

Common stock issued December 31, 1998
for note payable @ $.334 per share         20,102

Common stock issued December 31,1998
for securities valued @ $.206 per share    46,025

Contributed capital                         4,139

Net loss for the year ended
December 31,1998                                                  (62,126)
Balance, December 31, 1998                  1,015,677    (62,500)  33,140     -



                                            Total

Balance, December 31, 1997                $ 732,262

Common stock issued June 17,1998
for securities valued @ $1.07 per share      14,118

Common stock issued June 17, 1998 for
securities valued @ $.90066 per share        54,040

Common stock issued June 17, 1998
for securities valued @ $.084 per share       1,260

Common stock issued June 17, 1998
for note payable @ $.334 per share           10,180

Common stock issued June 17, 1998
for securities valued @ $.334 per share      45,090

Common stock issued June 17, 1998
for services (officers) valued @ $.334
per share                                   100,200

Common stock issued November 4,
1998 for subscription receivable
@ $.166 per share                               250

Common stock issued December 31, 1998
for note payable @ $.3234 per share           6,063

Common stock issued December 31, 1998
for management fees @ $.334 per share        20,294

Common stock issued December 31, 1998
for note payable @ $.334 per share           20,202

Common stock issued December 31,1998
for securities valued @ $.206 per share      46,400

Contributed capital                           1,717

Net loss for the year ended
December 31,1998                            (62,126)
Balance, December 31, 1998                  989,950









      TRIAD INDUSTRIES, INC.
       (Formerly RB Capital & Equities, Inc.)
        Consolidated Statement of Stockholders' Equity (continued)
          From December 31, 1997 to December 31, 2000

                                   PreferredPreferred   Common    Common
                                    Shares    Stock     Shares     Stock

Balance, December 31, 1998                             3,633,204     3,633

 Recapitalization (Note 1)                               526,672       527

 Common stock issued March 15, 1999
 for services valued @ $0.63 per share                   313,942       314

 Common stock issued on March 15,
 1999 for the purchase of Gam
 Properties, Inc. @ $0.63 per share                    1,120,000     1,120

 Preferred stock issued on March 15,
 1999 for the purchase of Miramar Road
 Associates, LLC @ $1.00 per share  700,000   700,000

 Preferred stock issued September 1999
 in exchange for 1.5 million shares of
 Pro Glass Technologies, Inc. common
 stock valued @ $1.00 per share     150,000   150,000

 Stock subscription receivable
 Common Stock issued December
 1999 for cash @ $0.22 per share                         320,000       320

 Common Stock issued December 1999
 for management fees @ $0.06 per share                   489,600       489

 Net loss for the year ended
 December 31, 1999

 Balance, December  31, 1999        850,000   850,000  6,403,418     6,403

 Stock issued on January 5, 2000
 to Directors @ $0.06 a share                             72,000        72

Stock issued on March 1, 2000 for
services rendered @ $0.15 a share                        123,000       123

 Stock issued on June 15, 2000
 to Directors @ $0.50 a share                             72,000        72

 Stock issued on June 30, 2000 for
 the Purchase of Northwest, LLC.
 @ $0.96 a share                                       1,463,302     1,463

 Stock issued on June 30, 2000  to Donner
 Investment Corp. @ $0.96 a share                         36,583        37

 Stock issued on October 1, 2000 to
 Novak Capital @ $0.20 a share                           200,000       200

 Stock issued on December 12, 2000
 to Directors @ $0.24 a share                            288,000       288

Comprehensive loss December 31, 2000

 Net loss for the year ended
 December 31, 2000

 Balance, December  31, 2000        850,000 $ 850,000  8,658,303   $ 8,658
















                                            Additional    Stock
                                              Paid-In   Subscription  Retained
                                              Capital   Receivable    Earnings

Balance, December 31, 1998                   1,015,677    (62,500)        33,140

Recapitalization (Note 1)                       33,396     (20,000)

Common stock issued March 15, 1999
for services valued @ $0.63 per share          196,527

Common stock issued on March 15,
1999 for the purchase of Gam
Properties, Inc. @ $0.63 per share             698,880

Preferred stock issued on March 15,
1999 for the purchase of Miramar Road
Associates, LLC @ $1.00 per share

Preferred stock issued September 1999
in exchange for 1.5 million shares of
Pro Glass Technologies, Inc. common
stock valued @ $1.00 per share

Stock subscription receivable                               20,000

Common Stock issued December
1999 for cash @ $0.22 per share                 71,625

Common Stock issued December 1999
for management fees @ $0.06 per share           28,886

Net loss for the year ended
December 31, 1999                                                      (712,680)

Balance, December 31, 1999                    2,044,991     (62,500)   (679,540)

Stock issued on January 5, 2000
to Directors @ $0.06 a share                     4,248

Stock issued on March 1, 2000 for
services rendered @ $0.15 a share               17,877

Stock issued on June 15, 2000
to Directors @ $0.50 a share                    35,928

Stock issued on June 30, 2000 for
the Purchase of Northwest, LLC.
@ $0.96 a share                              1,399,555

Stock issued on June 30, 2000 to Donner
Investment Corp. @ $0.96 a share                35,083

Stock issued on October 1, 2000 to
Novak Capital @ $0.20 a share                   39,800

Stock issued on December 12, 2000
to Directors @ $0.24 a share                    67,392

Comprehensive loss December 31, 2000

Net loss for the year ended
December 31, 2000                                                   (365,689)

Balance, December 31, 2000                 $ 3,644,874 $ (62,500) $(1,045,230)

















                                          Comprehensive
                                             Income       Total
                                            (Loss)

Balance, December 31, 1998                           -        989,950

Recapitalization (Note 1)                                         13,923

Common stock issued March 15, 1999
for services valued @ $0.63 per share                            196,841

Common stock issued on March 15,
1999 for the purchase of Gam
Properties, Inc. @ $0.63 per share                                700,000

Preferred stock issued on March 15,
1999 for the purchase of Miramar Road
Associates, LLC @ $1.00 per share                                 700,000

Preferred stock issued September 1999
in exchange for 1.5 million shares of
Pro Glass Technologies, Inc. common
stock valued @ $1.00 per share                                      150,000

Stock subscription receivable                                     20,000

Common Stock issued December
1999 for cash @ $0.22 per share                                  71,945

Common Stock issued December 1999
for management fees @ $0.06 per share                              29,375

Net loss for the year ended
December 31, 1999                                                (712,680)

Balance, December 31, 1999                           -      2,159,354

Stock issued on January 5, 2000
to Directors @ $0.06 a share                                      4,320

Stock issued on March 1, 2000 for
services rendered @ $0.15 a share                                 18,000

Stock issued on June 15, 2000
to Directors @ $0.50 a share                                      36,000

Stock issued on June 30, 2000 for
the Purchase of Northwest, LLC.
@ $0.96 a share                                                  1,401,018

Stock issued on June 30, 2000 to Donner
Investment Corp. @ $0.96 a share                                35,120

Stock issued on October 1, 2000 to
Novak Capital @ $0.20 a share                                     40,000

Stock issued on December 12, 2000
to Directors @ $0.24 a share                                     67,680

Comprehensive loss December 31, 2000           (27,122)       (27,122)

Net loss for the year ended
December 31, 2000                                                (365,689)

Balance, December 31, 2000                 $   (27,122)   $ 3,368,680








                             TRIAD INDUSTRIES, INC.
                     (Formerly RB Capital & Equities, Inc.)
                      Consolidated Statements of Cash Flows
                 For the Years Ended December 31, 2000 and 1999
                                         2000          1999
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from operations          $(365,689)   $(712,680)
Depreciation expense                     163,241      208,473
(Increase) in accounts receivable       (290,096)    (224,484)
Increase in accounts payable              63,712       15,188
Increase in security deposits              7,394       39,865
(Decrease) in taxes payable              (10,604)     (46,374)
(Increase) in impound account             (8,548)      (4,062)
(Increase) in other assets                 6,000       (6,000)
Unrealized loss on valuation
of marketable securities                       -      371,346
Unrealized (gain) on valuation
of marketable securities                 (60,000)           -
Bad debt expense                         331,096        5,637
Sale of marketable securities            101,209      459,120
Purchase of marketable securities         (3,700)           -
(Increase) in income tax benefit        (188,386)    (367,300)
Common stock issued for services         201,120      226,216
Net cash provided / (used) by
operating activities                     (53,251)     (35,055)
CASH FLOWS FROM INVESTING ACTIVITIES
Disposition of securities
available for sale                             -      250,000
Net purchase of fixed assets            (109,131)    (213,877)
Net cash provided / (used) by
investing activities                    (109,131)      36,123
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in line of credit                 5,039       25,121
Loan fees                                (19,638)    (143,779)
Greentree lease                            1,411        1,655
Increase in loan payable                 186,718       87,035
Common stock issued for cash                   -          320
Paid in capital                                -       71,625
Net cash provided by financing
activities                               173,530       41,977





                             TRIAD INDUSTRIES, INC.
                     (Formerly RB Capital & Equities, Inc.)
                Consolidated Statements of Cash Flows (continued)
                 For the Years Ended December 31, 2000 and 1999
                                                               2000         1999
Net increase (decrease) in cash                              11,148       43,045
Cash at beginning of year                                    43,236          191
Cash at end of year                                      $   54,384   $   43,236
Supplemental cash flow disclosures
Cash paid during year for interest                       $  598,800   $  403,168
Cash paid during year for taxes                 $             $                -
Schedule of Non-Cash Activities
Common stock issued for services                         $  201,120   $  226,216
Common stock received for services                       $  205,000   $  169,928
Common stock issued for acquisition of subsidiary        $1,401,018   $1,120,000
Disposition of securities available for sale    $                 -   $  250,000
Preferred stock issued for investment in other c$                 -   $  150,000
Preferred stock issued for acquisition of subsidary$              -   $  700,000







NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Triad Industries, Inc. (the Company) was incorporated under the laws of the State of Utah on November 25, 1985. The Company was originally known as Investment Marketing, Inc. Investment Marketing, Inc. was originally incorporated for the purpose of buying, selling, and dealing in real property. At a special meeting of the shareholders held June 6, 1990 the Company name was changed to Combined Communication, Corp. On June 7, 1990 the Company completed the merger and became a Nevada Corporation. On October 17, 1997, the Company met to amend the Articles of Incorporation. The name of the Company was changed to RB Capital & Equities, Inc. On March 15, 1999, at a special meeting of the shareholders HRM (1) reversed its common stock on a one for ten (1:10) from 5,256,716 to 526,672 shares outstanding. Also at the meeting of shareholders, HRM ratified a plan of reorganization whereby Healthcare Resource Management would acquire 100% of the outstanding shares of common stock of RB Capital and its subsidiaries (Gam Properties and Miramar Road Associates) for 5,068,150 shares of HRM post split common stock and 700,000 shares of $1.00 preferred stock. The only significant shareholder was American Health Systems, Inc. who owned 373,333 of common shares before the merger and 1,120,000 of common stock after the merger. The 700,000 shares of preferred stock were issued to American Health Systems, Inc. for the note payable and the 99% interest RB Capital had acquired in Miramar Road Associates. 1,120,000 shares of common stock of the 5,068,150 shares issued to RB Capital & Equities, Inc. went to American Health Systems, Inc. in exchange for the 373,333 originally received from RB Capital & Equities, Inc. as consideration for 100% of Gam Properties. This 1,120,000 represents a 3 for 1 forward split of the 373,333 shares of RB Capital & Equities common stock. The acquisition was accounted for as a recapitalization of RB Capital because the shareholders of RB Capital & Equities, Inc. controlled HRM after the acquisition. Therefore, RB Capital & Equities, Inc. was treated as the acquiring entity for accounting purposes and HRM was the surviving entity for legal purposes. On March 15, 1999 the shareholders also approved an amendment to the Articles of Incorporation changing the corporation name to Triad Industries, Inc. Triad Industries, Inc. is a holding Company with no operations of its own. On June 30, 2000, Triad Industries, Inc. acquired certain assets subject to certain liabilities of Northwest Medical Clinic, Inc., acquired certain assets of Amerimed of Georgia, Inc. (a Georgia Corporation) and acquired certain assets of Florimed of Tampa, Inc. (a Florida Corporation). These certain assets subject to the certain liabilities were combined and put into a newly formed and capitalize corporation operating under the name Northwest Medical Clinic, Inc. The acquisition was recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Northwest Medical Clinic, Inc. operates in the personal injury area and also performs sleep apnea procedures. The Company has authorized 50,000,000 shares of $0.001 par value common stock.

NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED)

The Company operates through its six subsidiaries:

     1. RB Capital and Equities, Inc. is a financial services corporation that operates a merger and acquisition consulting business. The company does corporate filing and capital reorganization business for small emerging private and public client corporations.

     2. Miramar Road Associates, LLC. owns and operates a 51,000 square foot commercial building.

     3. Gam Properties, Inc. owns and rents a seven unit, a four unit, and a three unit apartment building.

     4. HRM, Inc. is presently inactive in the healthcare industry.

     5. Triad Reality is not yet operating as a consolidating real estate company.
     6. Northwest Medical Clinic, Inc. is in the medical field specializing in personal injury and somnoplasty.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Accounting Method

     The Companys financial statements are prepared using the accrual method of accounting. The company has elected a December 31, year end.

b.       Basis of Consolidation

     The consolidated financial statements of Triad Industries, Inc. include those accounts of RB Capital & Equity Inc., Gam Properties Inc., Healthcare Resource Management Inc., Miramar Road Associates, LLC., and Northwest Medical Clinic, Inc. Triad Industries owns title to all of the assets and liabilities of the consolidated financial statement. All significant intercompany transactions have been eliminated.

c.   Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

d.   Estimates and Adjustments

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In accordance with FASB 16 all adjustments are normal and recurring. See note 2j regarding the Companies revenue recognition policy.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


e. Basis of Presentation and Considerations Related to Continued Existence (going concern)

     The Companys financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Companys management intends to raise additional operating funds through operations, and debt or equity offerings. Management has yet to decide what type of offering the Company will use or how much capital the Company will raise. There is no guarantee that the Company will be able to raise any capital through any type of offerings.There is not substantial doubt about the Companies ability to continue as a going concern.

f.   Intangibles

     Intangible assets consists of loan fees arrived from the refinancing of the Miramar building. The loan fees are being amortized on a straight-line basis over a period of twenty-five years.

g.  Accounts Receivable

     The Company has entered into various contracts, by which the Company provides financial services.

h.  Concentration of Credit Risk

     The Company maintains credit with various financial institutions. Management performs periodic evaluations of the relative credit standing of the financial institutions. The Company has not sustained any material credit losses for the instruments. The carrying values reflected in the balance sheets at December 31, 2000 and 1999 reasonable approximate the fair values of cash, accounts payable, and credit obligations. In making such assessment, the Company, has utilized discounted cash flow analysis, estimated, and quoted market prices as appropriate in accordance with paragraph 9 of SFAS 107. Note 3 and 4 reflect the fair value of notes, trusts, and mortgages payable in accordance with paragraph 11, 12, and 13 of SFAS 107.

i.  Investments in Securities

     Marketable securities at December 31, 2000 and 1999 are classified and disclosed as trading securities under the requirements of SFAS No. 115. Under such statement, the Companys securities are required to be reflected at fair market value. Changes in the fair value of investments are reflected in the statement of operations under other income & expenses.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

j.  Revenue Recognition and Deferred Revenue

     Revenue includes the following: Miramar Road Associates, Inc. revenue consists of commercial rental income. Revenue for Miramar is recognized at each month beginning on a receivable basis. Gam Properties Inc. revenue consists of residential rental income. Revenue for Gam is recognized at each month beginning on a receivable basis. RB Capital & Equities, Inc. revenue consists of consulting income. Northwest Medical Clinic, Inc. revenue consist of medical services. Northwest revenue is recognized at the time a patient has had services performed on their behalf. RB Capital & Equities, Inc. has various consulting contracts outstanding in which the Company performs a set of various financial services. RB Capital recognizes revenue when services on contracts are provided.

k.   Principles of Consolidation

     The consolidated financial statements include the accounts of Triad Industries, Inc., the parent Company, Healthcare Management Resources, a Nevada corporation, RB Capital & Equities Inc, a Nevada corporation, GAM Properties Inc., a California corporation, Miramar Road Associates Inc., a California LLC., and Northwest Medical Clinic, Inc., a Georgia corporation. All subsidiaries are wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

l.  Line of Credit

     The Company has a $ 50,000 line of credit. The line of credit is an adjustable rate loan. The loan is an open revolving line of credit, and annual interest terms of prime plus 3.65%. (i.e. if prime was 9% the interest rate would be 12.65%.) There are no restrictions on the use of this line of credit. There is an outstanding balance of $ 30,160 as of December 31, 2000.

m.  Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. See note 10 regarding income tax benefit.



NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

n.  Note receivable

     The $254,554 note receivable represents a non interest-bearing note the Company received in the acquisition of the final one percent of Miramar Road Associates, Inc.


NOTE 3.  PROPERTY HELD FOR SALE

All of the Companys properties held for sale are on a thirty-year mortgage.

      Location       Description      Interest Rate   Cost      Debt

2016-18 Balboa*      4 Units                 7.817$  420,000   $  302,148
2015-17 Hornblend*
2135-39 Grand Ave.   Tri-plex                7.667   355,350      228,642
4592 Bancroft        7 Units                 7.500   396,057      256,859
NRV                                                               (95,549)

Total                                             $1,075,858      787,649

     * This location is a four-unit building. The building is constructed with 2 units being back to back and on separate streets.

Gam Properties, Inc. sold two properties during 1999. In April, Chase property sold for $1,170,000. Total cost for the Chase property was $1,211,285 leaving a net loss of $41,285. In June, 3rd Ave. #6 property sold for $199,500. Total costs for the 3rd Ave. #6 property was $196,574 leaving a net gain of 2,926. Gam Properties, Inc sold one property during 2000. In April the 3rd Ave #4 property sold for $ 173,000. Total costs of the asset sold was $ 154,892 leaving a net gain of $18,108. Properties sold were accounted for as assets held for sale. Therefore, there is no effect regarding suspending depreciation since no depreciation was being taken. By classifying these properties as held for sale the Company is bypassing an approximated annual depreciation expense of $35,862. A net realizable valuation allowance was placed on the properties held for sale in the amount of $95,549 in accordance with SFAS 121. The net operating loss for Gam Properties, Inc. for the year ending December 31, 2000 is $(33,431).


NOTE 4. LONG-TERM DEBT  - MIRAMAR BUILDING

              Interest Rate       Debt      Maturity Date
First Trust Deed    10.470 %   $2,340,000   12/08/25
Second Trust Deed   14 %          559,250   12/08/02
Third Trust Deed    14 %          137,400   12/08/02
                                   -------------------
                                            $3,036,650
                                   ===================

     The office building collateralized the above loans. The loan agreements provide for monthly payments of interest and principle.
     On September 20, 1999 the Company acquired the remaining one-percent partner minority interest on the Miramar property for $ 7,000 and paid off $ 192,000 of the outstanding mortgage liability. The Company decreased its outstanding liability to the former owner and increase paid in capital for the remaining 1% interest. The total debt of $3,036,650 on the Miramar building was recorded as follows: current portion (less than one year) of $372,905 and long-term portion (more than one year) of $2,663,745.


NOTE 5.  PROPERTY & EQUIPMENT

     Property is stated at cost. Additions, renovations, and improvements are capitalized. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives ranging from 27.5 years for commercial rental properties, 5 years for tenant improvements, and 5 - 7 years on furniture and equipment. The company owns a fifty-one thousand square foot commercial building located at 6920-6910 A & B and 6914 Miramar Road, San Diego, California.

                                   2000           1999
                         --------     -------------------
                        ----------------------------------
Land                            $   327,614    $   327,614
Buildings                         3,038,357      3,038,357
Equipment                            34,070              0
Computer                              4,764          1,000
Furniture                            12,223          7,224
Tenant Improvements                 161,669        151,711
                        ----------------------------------
                        ----------------------------------
                                $ 3,578,697    $ 3,525,906
Less Accumulated Depreciation      (222,537)      (139,189)
                        ----------------------------------
                        ----------------------------------

Net Property and Equipment      $ 3,356,160    $ 3,386,717
                        ==================================


NOTE 6.  OPERATING LEASE

     The Company operates its facilities under an operating lease agreement with an unrelated party. The base rent is $ 7,100, which will increase to $ 8,164 per month as of May 1, 2001. The Companys lease agreement expired December 31, 2000. The Company has exercised the option to continue on a month to month basis. Rent expense was $ 62,883 and $ 27,855 for 2000 and 1999, respectively.

The Company has the following lease options:
Year Ending
---------------------
---------------------
2001 93,712
2002     97,968
2003     97,968
2004     97,968
2005     97,968
---------------
---------------
       $485,584
===============


NOTE 7.  ACCOUNTS RECEIVABLE IN THE CONSOLIDATED BALANCE SHEET

Accounts receivable consist of the following:
                                 December 31, 2000

Accounts receivable Various         $ 3,941
Accounts receivable Carrera             520
Accounts receivable Gahi                450
Accounts receivable Trans-Caribe      3,187
Accounts receivable Fortune Oil      11,500
Accounts receivable 3rd. Avenue      15,083
Accounts receivable Ashy              7,000
Accounts receivable Bellissima        8,000
                     ----------------------
                     ----------------------
Total                               $49,681
                     ======================

     The Company expects to collect accounts receivable within one year. As of December 31, 2000 the accounts receivable outstanding is fully expected to be collected. Therefore, the Company has not setup an allowance for doubtful accounts. Due to the nature of business that Northwest Medical Clinic Inc. conducts, a reserve for bad Debts that must be in place too properly state the account receivable as of December 31, 2000.

Accounts receivable     $ 3,072,377
Reserve for bad debts    (1,486,195)
                        $ 1,586,182

     The 1,586,182 is a receivable of Northwest Medical Clinic (a subsidiary) for services rendered.

NOTE 8.  BASIC & DILUTED LOSS PER COMMON SHARE

     Basic loss per common share has been calculated based on the weighted average number of shares of common stock outstanding during the period. Diluted loss per common share has been calculated based on the weighted average number of shares of common and preferred stock outstanding during the period. The variance between basic and diluted weighted average is the addition of preferred stock in the calculation of diluted weighted average per share.

                                        December 31,
                                  2000             1999
                         ---------------------------------
                         ---------------------------------
Numerator income (loss)         $  (392,811)   $  (712,680)
Denominator weighed average
number of shares outstanding      7,378,445      5,055,774
                         ---------------------------------
                         ---------------------------------

Basic (loss) per share          $     (0.05)   $     (0.14)
                         =================================

December 31,
                                       2000           1999
                        --------------------------------------
                        --------------------------------------
Numerator income (loss)         $  (392,811)   $  (712,680)
Denominator  weighed average
number of shares outstanding      9,078,445      6,276,048
                        --------------------------------------
                        --------------------------------------
Diluted (loss) per share        $     (0.04)   $     (0.11)
                        ======================================


NOTE 9.  ACQUISITIONS

     Triad Industries acquired Gam Properties and Miramar Road Associates, LLC on February 26, 1999. Both acquisitions were recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Gam Properties Inc. is in the residential rental business. Triad Industries issued 1,120,000 shares of common stock, the stocks trading value was $.63 per share in the acquisition of Gam Properties. Gam Properties was valued at $700,000.
Miramar Road Associates, LLC. is in the commercial rental business. Triad Industries issued 700,000 shares of $1.00 preferred stock in the acquisition of Miramar Road Associates. Therefore, the interest in Miramar Road Associates, LLC. was valued at $700,000. In September 2000, the Company absorbed a contingent liability on behalf of the old owner of Miramar for the remaining 1%. All shares issued for the acquisition of Gam Properties and Miramar Road Associates were valued at whatever was given up or received whichever is more readily determinable. On March 15, 1999, Triad Industries acquired HRM for 526,672 shares of common stock in conjunction with a recapitalization of the Company. HRM is in the business of healthcare management. On June 30, 2000, Triad Industries, Inc. acquired certain assets subject to certain liabilities of Northwest Medical Clinic, Inc., acquired certain assets of Amerimed of Georgia, Inc. (a Georgia Corporation) and acquired certain assets of Florimed of Tampa, Inc. (a Florida Corporation).

NOTE 9.  ACQUISITIONS (CONTINUED)

     These certain assets subject to the certain liabilities were combined and put into a newly formed and capitalize corporation operating under the name Northwest Medical Clinic, Inc. The acquisition was recorded as a purchase in accordance with Accounting Principles Board Opinions No. 16 (APB No. 16). Northwest Medical Clinic, Inc. operates in the personal injury area and also performs sleep apnea procedures. For all intent and purposes Amerimed and Florimed are no longer performing any medical services; however, they still have active accounts receivables that they receive payment on. Triad Industries issued 1,463,302 shares of common stock in the acquisition of Northwest , LLC. The major asset acquired in the transaction was $ 1,512,850 (net of allowance for bad debt) in accounts receivable. The major liabilities were notes payable totaling $ 132,553. Triad Industries, Inc. acquired 100% of the outstanding common stock of Northwest Medical Clinic, Inc. and its two subsidiaries (Amerimed and Florimed). Northwest Medical Clinic, Inc. will become a wholly owned subsidiary of Triad Industries, Inc. As per agreement Triad Industries, Inc. issued 1,463,302 shares of common stock on June 30, 2000 at $.96 per share which was the stocks trading value for the purchase of Northwest Medical Clinic, Inc. For this acquisition 36,583 shares of common stock were issued to Donner Investments Corp. as a finders fee. This issuance was not part of the cost of the acquisition. All shares issued for the acquisition of Northwest Medical Clinic, Inc. were valued at market price. The operating results of the acquired entities are included in the Companys consolidated financial statements from the date of acquisition.


NOTE 10.  INCOME TAXES

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryfowards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

     At December 31, 2000 the Company has significant operating and capital losses carryfoward. The benefits resulting for the purposes have been estimated as follows:
                                            2000          1999
   Net Operating Losses :
Beg. Retained Earnings                  (679,540)        33,140
Net operating loss for Years Ended      (392,811)      (712,680)
                             ----------------------------------
                             ----------------------------------
Ending Retained Earnings              (1,072,352)      (679,540)

Income Tax Benefit                   $  (569,657)   $  (367,300)
                             ==================================

NOTE 10.  INCOME TAXES (CONTINUED)

     Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforward are expected to be available to reduce taxable income. In accordance with SFAS 109 paragraph 24 the Company has deemed that a valuation allowance is not needed. Income tax benefit was increased by $202,357 for the year 2000. The increase in operating loss carryforward will expire twenty years from the date the loss was incurred.


NOTE 11.  MARKETABLE SECURITIES
     At December 31, 2000, the Company held trading securities of the following companies:

                   Trading  Trading      Number of      Mkt. Price       FMV
                   Symbol   Market        Shares       At Year End  At Year End

First Genx.com        fgnx   otc          600,000              0.05 30,000
Fortune Oil           fogc   otc           33,000              0.18  5,940
Greenland             glcp   otc            4,113              0.05    206
Peacock Financial     pfck   otc          200,000              0.02  4,000
Phantom Film Corp.    phlm   otc          150,000              0.01  1,500
Total Entertainment   ttln   otc           55,000              0.06  3,300
Spectrum              spuv   pinksheets   600,000               .04 24,960
Toner Systems         tyst   otc              400              1.49    599
Tesmark               tsmk   otc           56,250              0.20 11,250
                                                       -------------------
                                                       -------------------
Total                                                              $81,755
                                                       ===================

     The Company is in accordance with SFAS 130 when reporting trading securities. All gain and loss are reported in the statement of operations under other income and expenses. Trading securities are reported at market value as of December 31, 2000 in accordance with SFAS 130.











NOTE 12.  INVESTMENTS IN SECURITIES AVAILABLE FOR SALE

At December 31, 2000, the Company held investments in the following companies:

                              Trading    Number of    Value Price       Balance
                              Market     Shares        At Year End   At Year End

Beach Brew                        n/t     625,000                0.02   17,500
Blue Gold                         n/t     125,000                0.00      125
Carrara                           n/t     325,000                0.00      370
* Heritage National Corporation   n/t     250,000                0.10   25,000
Mezzanine Capital                 n/t     107,000                3.25  347,750
Nicholas Inv.                     n/t     364,583                0.00      364
* Pro Glass                       n/t   1,868,892                0.06  112,133
Spa International                 n/t     245,165                0.00        0
Superior Oil                      n/t     100,000                0.03    3,000
Thunderstone                      n/t       3,068                0.01       31
Regan Corp.                       n/t       5,000                0.00        0
Processing Research Inc.          n/t      20,000                0.01      339
                                                          --------------------
Total                                                                $ 506,612
                                                          ====================

     * In 1995, the Company bought 250,000 shares of Heritage National Corporation at $ 0.10 a share. In 1999, the Company acquired 1.5 million shares of Pro Glass Technologies, Inc. at $ .10 a share for 150,000 shares of preferred stock. The Company additionally acquired 368,892 shares of Pro Glass Technologies, Inc. for services rendered at $.06 per share. Heritage National Corporation values remained the same due to the Companies not trading at year-end. Unrealized holding gains and loss will be in accordance with paragraph 13 of SFAS 115 when and if the Companies begin trading. In 1999, the Company returned 50,000 shares of $5.00 preferred stock of American Health Systems that was earned in 1998 because the business plan was not approved by the state of California. This was considered a disposition of stock. All gains and losses will be recorded in the statement of operations under other income and expenses. As of December 31, 2000 the Company had an 8.5% share of Pro Glass Technologies, Inc. Heritage National Corporation is a privately owned Company.











NOTE 13.  STOCK TRANSACTIONS

For transactions with other than employees stock issuance are in accordance with paragraph 8 of SFAS 123, where issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees stock issuance are in accordance with paragraphs (16-44) of SFAS 123, where issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliable measurable. As of January 1, 1998 there were 2,339,529 shares of common stock outstanding. In June of 1998, the Company issued 13,200 shares of common stock valued at $1.07 per share for marketable securities. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities that were received. On June 17, 1998, the Company issued 60,000 shares of common stock valued at $.90066 per share for marketable securities. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities that were received. On June 17, 1998 the Company issued 30,480 shares of common stock for the conversion of debt valued at $.334 per share. On June 17, 1998. The Company issued 135,000 shares of common stock for marketable securities valued at $.334 per share. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities, which were received. On June 17, 1998, the Company issued 300,000 shares of common stock for services to officers of the Company valued at $.334 per share. On November 4, 1998, the Company issued 375,000 shares of common stock for a subscription receivable valued at $.166 per share. On December 31, 1998 the Company issued 18,750 shares of common stock for debt conversion valued at $.3234 per share. On December 31, 1998, the Company issued 60,759 shares of common stock for management fees valued at $.334 per share. On December 31, 1998, the Company issued 60,486 shares of common stock for debt conversion valued at $.334 per share. On December 31, 1998, the Company issued 225,000 shares of common stock for marketable securities valued at $.206 per share. Since there is no market for the Companys common stock, the shares were valued at the trading price of the securities that were received.

NOTE 13.  STOCK TRANSACTIONS (CONTINUED)

     As of January 1, 1999 there were 3,633,204 shares of common stock outstanding. On March 15, 1999 the Company issued 314,946 shares of common stock for services issued valued at $.625 per share. At the shareholders meeting held March 15, 1999 the stockholders approved the acquisition of RB Capital and Equities, Inc. a Nevada corporation and its subsidiaries for 1,120,000 shares of common stock and 700,000 shares of preferred stock. In September the Company issued 150,000 shares of $1.00 par value preferred stock (transaction was valued at the most readily determinable price; which was the value of preferred stock) in exchange for 1.5 million shares of Pro Glass Technologies, Inc. common stock. The 1.5 million shares represented (at the time of acquisition) 8.5% of Pro Glass Technologies, Inc. outstanding common stock. In December 1999, the Company issued 489,600 shares of common stock to management and key employees for services rendered valued at $ 0.06 per share. In December 1999 the Company issued 320,000 shares of common stock for cash @ $ 0.22 per share. On December 31, 1999 there were 6,403,418 shares of common stock and 850,000 shares of preferred stock outstanding. On January 5, 2000 the Company issued 72,000 shares of common stock to Directors for services rendered valued at $ 0.06 per share. On March 1, 2000 the Company issued 123,000 shares of common stock to its President for services rendered valued at $0.15 per share. On June 15, 2000 the Company issued 72,000 shares of common stock to Directors for services rendered valued at $ 0.50 per share. On June 30, 2000 the Company issued 1,463,302 shares of common stock for the purchase of Northwest LLC. valued at $ 0.96 per share. On June 30, 2000 the Company issued 36,583 shares of common stock to Donner Investment Corp. valued at $ 0.96 per share. On October 1, 2000 the Company issued 200,000 shares of common stock to Novak Capital valued at $ 0.20 per share. On December 12, 2000 the Company issued 288,000 shares of common stock to Directors for services rendered valued at $ 0.24 per share. As of December 31, 2000 the Company had 8,658,303 shares of common stock issued and outstanding.

NOTE 14.  STOCKHOLDERS EQUITY

     The stockholders equity section of the Company contains the following classes of capital stock as of December 31, 2000.

     (A) Preferred Stock, nonvoting, $ 1.00 par value; 10,000,000 shares authorized; 850,000 shares issued and outstanding.

     (B) Common stock, $ 0.001 par value; 50,000,000 shares authorized; 8,658,303 and 6,403,418 shares issued and outstanding for 2000 and 1999, respectively.

     The holders of Preferred Stock are entitled to receive dividends calculated using an Available Cash Flow formula as prescribed by the Certificate of Designation of Preferred Stock. There have not been any dividends declared as of December 31, 2000. The preferred stock is (1) non-voting, (2) convertible at the second anniversary from issuance on a two for on (2:1) basis to common stock;
(3) has a preference over common stock to be paid $1.00 per share as a preferential liquidation.


NOTE 15.  ISSUANCE OF SHARES FOR SERVICES STOCK OPTIONS

     The Company has a nonqualified stock option plan, which provides for the granting of options to key employees, consultants, and nonemployees directors of the Company. The valuations of shares for services are based on the fair market value of services. The Company has elected to account for the stock option plan in accordance with paragraph 30 of SFAS 123 were the compensation to employees should be recognized over the period(s) in which the related employee services are rendered. In accordance with paragraph 19 of SFAS 123 the fair value of a stock option granted is estimated using an option-pricing model. As of December 31, 2001 there were no stock options issued or outstanding.


NOTE 16.  RESTATED FINANCIAL STATEMENTS

     Management to comply with SEC regulations for the year ended December 31, 2000 has restated the financial statements.